Exhibit 10.12

FORM OF RESTRICTED STOCK UNITS AGREEMENT

Dear [Participant Name]:

Pursuant to The Madison Square Garden Company 2010 Employee Stock Plan, on [        ] (the “Grant Date”), you were granted restricted stock units, each of which represents an unfunded, unsecured promise by The Madison Square Garden Company (to be renamed MSG Networks Inc.) (“MSG”) to deliver to you one share of MSG Class A Common Stock. In conjunction with the spin-off of MSG Spinco, Inc. (to be renamed The Madison Square Garden Company) (the “Company”) from MSG on [                    ] (the “Distribution Date”), and pursuant to the Company’s 2015 Employee Stock Plan (the “Plan”), you are receiving the award described in this Restricted Stock Units Agreement (the “Agreement”) of [        ] restricted stock units (the “Units”), each of which represents an unfunded, unsecured promise by the Company to deliver to you one share of MSG Spinco, Inc. Class A Common Stock, par value $.01 per share (“Share”).

Capitalized terms used but not defined in this Agreement have the meanings given to them in the Plan. The Units are subject to the terms and conditions set forth below:

1. Awards. Each Unit shall represent an unfunded, unsecured promise by the Company to deliver to you one Share on the Delivery Date. In accordance with Section 10(b) of the Plan, in the discretion of the Committee, in lieu of all or any portion of the Shares otherwise deliverable in respect of your Units, the Company may deliver a cash amount equal to the number of such Shares multiplied by the Fair Market Value of a Share on the date when Shares would otherwise have been issued, as determined by the Committee.

2. Vesting. Subject to Sections 3 and 4, none of your Units will vest and you will forfeit all of them if you do not remain continuously employed with the MSG Spinco, Inc. Group or the MSG Group (each as defined below) from the Grant Date through the third anniversary of the Grant Date (the “Vesting Date”) [; provided that the Performance Criteria set forth in Annex 2 attached hereto have been satisfied as of the Vesting Date, as determined by the Committee.]1

For purposes of this Agreement, the “MSG Group” means The Madison Square Garden Company (to be renamed MSG Networks Inc.) and any of its subsidiaries. The “MSG Spinco, Inc. Group” means MSG Spinco, Inc. (to be renamed The Madison Square Garden Company) and any of its subsidiaries.

For purposes of this Agreement, if you are employed by the MSG Group, your “Employer” means The Madison Square Garden Company; if you are employed by the MSG Spinco, Inc. Group, your “Employer” means MSG Spinco, Inc.; and if you are employed by both the MSG Group and the MSG Spinco, Inc. Group, your “Employer” shall mean The Madison Square Garden Company.

[1]	To be included for proxy reported officers.

3. Vesting in the Event of Death and Other Circumstances. If your employment is terminated as a result of your death, all of the Units will vest as of the termination date. If your employment is terminated for other reasons, the Committee may, in its sole discretion determine to vest all or a portion of the Units (but shall be under no obligation to consider doing so).

4. Change of Control/Going Private Transaction. As set forth in Annex 1 attached hereto, your entitlement to the Units may be affected in the event of a MSG Change of Control or going-private transaction or a MSG Spinco, Inc. Change of Control or going private transaction (each as defined in Annex 1 attached hereto).

5. Transfer Restrictions. You may not transfer, assign, pledge or otherwise encumber the Units, other than to the extent provided in the Plan.

6. Right to Vote and Receive Dividends. You shall not be deemed to be the holder of, or have any of the rights of a stockholder with respect to any Units unless and until the Company shall have issued and delivered Shares to you and your name shall have been entered as a stockholder of record on the books of the Company. Pursuant to Section 10(c) of the Plan, all ordinary (as determined by the Committee in its sole discretion) cash dividends that would have been paid upon any Shares underlying your Units had such Shares been issued will be retained by the Company for your account until your Units vest and such dividends will be paid to you (without interest) on the Delivery Date to the extent that your Units vest.

7. Tax Representations and Tax Withholding. You hereby acknowledge that you have reviewed with your own tax advisors the federal, state and local tax consequences of receiving the Units. You hereby represent to the MSG Spinco, Inc. Group and the MSG Group that you are relying solely on such advisors and not on any statements or representations of the Company, its Affiliates or any of their respective agents. If, in connection with the Units, your Employer is required to withhold any amounts by reason of any federal, state or local tax, such withholding shall be effected in accordance with Section 16 of the Plan.

8. Section 409A. It is the Company’s intent that payments under this Agreement shall comply with Section 409A of the Internal Revenue Code (“Section 409A”) to the extent applicable, and that the Agreement be administered accordingly. Notwithstanding anything to the contrary contained in this Agreement or any employment agreement you have entered into with the Company, to the extent that any payment or benefit under this Agreement is determined by your Employer to constitute “non-qualified deferred compensation” subject to Section 409A and is payable to you by reason of termination of your employment, then (a) such payment or benefit shall be made or provided to you only upon a “separation from service” as defined for purposes of Section 409A under applicable regulations and (b) if you are a “specified employee” (within the meaning of Section 409A and as determined by your Employer), such payment or benefit shall not be made or provided before the date that is six months after the date of your separation from service (or your earlier death). Each payment under this Agreement shall be treated as a separate payment under Section 409A.

9. Delivery. Subject to Sections 7, 10 and 13 and except as otherwise provided in this Agreement, the Shares will be delivered in respect of vested Units (if any) on the first to occur of the following events (i) to you on or promptly after the Vesting Date

(but in no case more than 15 days after such date), (ii) in the event of your death to your estate after your death and during the calendar year in which your death occurs (or such later date as may be permitted under Section 409A) and (iii) in the event of any other termination of your employment (including pursuant to the provisions of Annex 1) to you on the ninetieth (90th) day following termination of your employment (the “Delivery Date”). Unless otherwise determined by the Committee, delivery of the Shares at the Delivery Date will be by book-entry credit to an account in your name that the Company has established at a custody agent (the “custodian”). The Company’s transfer agent, Wells Fargo Bank, N.A. shall act as the custodian of the Shares; however, the Company may in its sole discretion appoint another custodian to replace Wells Fargo Bank, N.A. On the Delivery Date, if you have complied with your obligations under this Agreement and provided that your tax obligations with respect to the vested Units are appropriately satisfied, we will instruct the custodian to electronically transfer your Shares to a brokerage or other account on your behalf (or make such other arrangements for the delivery of the Shares to you as we reasonably determine).

10. Right of Offset. You hereby agree that the Company shall have the right to offset against its obligation to deliver shares of Class A Common Stock, cash or other property under this Agreement to the extent that it does not constitute “non-qualified deferred compensation” pursuant to Section 409A, any outstanding amounts of whatever nature that you then owe to the Company or any of its Subsidiaries.

11. The Committee. For purposes of this Agreement, the term “Committee” means the Compensation Committee of the Board of Directors of the Company or any replacement committee established under, and as more fully defined in, the Plan.

12. Committee Discretion. The Committee has full discretion with respect to any actions to be taken or determinations to be made in connection with this Agreement, and its determinations shall be final, binding and conclusive.

13. Amendment. The Committee reserves the right at any time to amend the terms and conditions set forth in this Agreement, except that the Committee shall not make any amendment or revision in a manner unfavorable to you (other than if immaterial), without your consent. No consent shall be required for amendments made pursuant to Section 12 of the Plan, except that, for purposes of Section 19 of the Plan, Section 4 and Annex 1 of this Agreement are deemed to be “terms of an Award Agreement expressly refer[ring] to an Adjustment Event.” Any amendment of this Agreement shall be in writing and signed by an authorized member of the Committee or a person or persons designated by the Committee.

14. Units Subject to the Plan. The Units covered by this Agreement are subject to the Plan.

15. Subsidiaries. For purposes of this Agreement, “Subsidiaries” shall mean any entities that are controlled, directly or indirectly, by the Company, or in which the Company owns, directly or indirectly, more than 50% of the equity interests.

16. Entire Agreement. Except for any employment agreement between you and the MSG Spinco, Inc. Group or the MSG Group in effect as of the date of the grant hereof (as such employment agreement may be modified, renewed or replaced), this Agreement and the Plan constitute the entire understanding and agreement of you and the Company with respect to the Units covered hereby and supersede all prior understandings and agreements. Except as provided in Sections 8 and 15, in the event of a conflict among the documents with respect to the terms and conditions of the Units covered hereby, the documents will be accorded the following order of authority: the terms and conditions of the Plan will have highest authority followed by the terms and conditions of your employment agreement, if any, followed by the terms and conditions of this Agreement.

17. Successors and Assigns. The terms and conditions of this Agreement shall be binding upon, and shall inure to the benefit of, the Company and its successors and assigns.

18. Governing Law. This Agreement shall be deemed to be made under, and in all respects be interpreted, construed and governed by and in accordance with, the laws of the State of New York without regard to conflict of law principles.

19. Jurisdiction and Venue. You irrevocably submit to the jurisdiction of the courts of the State of New York and the Federal courts of the United States located in the Southern District of the State of New York in respect of the interpretation and enforcement of the provisions of this Agreement, and hereby waive, and agree not to assert, as a defense that you are not subject thereto or that the venue thereof may not be appropriate. You agree that the mailing of process or other papers in connection with any action or proceeding in any manner permitted by law shall be valid and sufficient service.

20. Waiver. No waiver by the Company at any time of any breach by you of, or compliance with, any term or condition of this Agreement or the Plan to be performed by you shall be deemed a waiver of the same term or condition, or of any similar or any dissimilar term or condition, whether at the same time or at any prior or subsequent time.

21. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any term or condition hereof shall not affect the validity or enforceability of the other terms and conditions set forth herein.

22. Exclusion from Compensation Calculation. By acceptance of this Agreement, you shall be deemed to be in agreement that the Units covered hereby shall be considered special incentive compensation and will be exempt from inclusion as “wages” or “salary” in pension, retirement, life insurance and other employee benefits arrangements of your Employer, except as determined otherwise by your Employer. In addition, each of your beneficiaries shall be deemed to be in agreement that all such shares be exempt from inclusion in “wages” or “salary” for purposes of calculating benefits of any life insurance coverage sponsored by your Employer.

23. No Right to Continued Employment. Nothing contained in this Agreement or the Plan shall be construed to confer on you any right to continue in the employ of the MSG Spinco, Inc. Group or the MSG Group, or derogate from the right of the MSG Spinco, Inc. Group or the MSG Group, to retire, request the resignation of, or discharge you, at any time, with or without cause.

24. Headings. The headings in this Agreement are for purposes of convenience only and are not intended to define or limit the construction of the terms and conditions of this Agreement.

25. Effective Date. Upon execution by you, this Agreement shall be effective from and as of the Grant Date.

26. Signatures. Execution of this Agreement by the Company may be in the form of an electronic, manual or similar signature (including, without limitation, an electronic acknowledgement of acceptance), and such signature shall be treated as an original signature for all purposes.

MSG SPINCO, INC.

By:
Name:
Title:

By your electronic acknowledgement of acceptance, you (i) acknowledge that a complete copy of the Plan and an executed original of this Agreement have been made available to you and (ii) agree to all of the terms and conditions set forth in the Plan and this Agreement.

By:
Name:
Title:

Annex 1

RESTRICTED STOCK UNITS AGREEMENT

1. In the event of a “MSG Spinco, Inc. Change of Control” or a “going private transaction” with respect to the Company, as defined below, your entitlement to Units shall be as follows:

a. If the Company or the “MSG Spinco, Inc. Surviving Entity,” as defined below (if any), has shares of common stock (or partnership units) traded on a national stock exchange or on the over-the-counter market as reported on the New York Stock Exchange or any other stock exchange, the Committee shall, no later than the effective date of the transaction which results in a MSG Spinco, Inc. Change of Control or going private transaction with respect to the Company, deem the Performance Criteria to be satisfied and either (A) convert your unvested Units into an amount of cash equal to (i) the number of your unvested Units multiplied by (ii) the “offer price per share,” the “acquisition price per share” or the “merger price per share,” each as defined below, whichever of such amounts is applicable or (B) arrange to have the MSG Spinco, Inc. Surviving Entity grant to you an award of restricted stock units (or partnership units) for shares of the MSG Spinco, Inc. Surviving Entity on the same terms and with a value equivalent to your unvested Units which will, in the good faith determination of the Committee, provide you with an equivalent profit potential.

b. If the Company or the MSG Spinco, Inc. Surviving Entity does not have shares of common stock (or partnership units) traded on a national stock exchange or on the over-the-counter market as reported on the New York Stock Exchange or any other stock exchange, the Committee shall deem the Performance Criteria to be satisfied and convert your unvested Units into an amount of cash equal to the amount calculated as per Paragraph 1(a)(A) above.

c. Provided that you remain continuously employed with the MSG Spinco, Inc. Group, the MSG Group or the MSG Spinco, Inc. Surviving Entity through the date of the earliest event described in any of (a), (b) or (c) below, any award provided for in Paragraph 1(A) or 2 shall become payable to you (or your estate), and any substitute restricted stock unit award of the MSG Spinco, Inc. Surviving Entity provided in Paragraph 1(a)(B) shall vest, at the earlier of (a) the date on which your Units would otherwise have vested had they continued in effect, (b) the date of your death, or (c) if, immediately prior to termination you were an employee of the MSG Spinco, Inc. Group, the date on which your employment with the MSG Spinco, Inc. Group or the MSG Spinco, Inc. Surviving Entity is terminated (i) by the Company, one of its Subsidiaries or the MSG Spinco, Inc. Surviving Entity other than for Cause, (ii) by you for “good reason,” as defined below or (iii) by you for any reason at least six (6) months, but not more than nine (9) months after the effective date of the MSG Spinco, Inc. Change of Control or going private transaction with respect to the Company; provided that clause (iii) herein shall not apply in the event that your rights in the Units are converted into a right to receive an amount of cash in accordance with Paragraph 1(a)(A). The amount payable in cash shall be payable together with interest from the effective date of the MSG Spinco, Inc. Change of Control or going private transaction with respect to the Company until the date of payment at (a) the weighted average cost of capital of the Company immediately prior to the effectiveness of the MSG Spinco, Inc. Change of Control or going private transaction with respect to the Company, or (b) if the Company (or the MSG Spinco, Inc. Surviving Entity) sets aside the funds in a trust or other funding arrangement, the actual earnings of such trust or other funding arrangement.

2. In the event of a “MSG Change of Control” or a “going private transaction” with respect to MSG, as defined below, and if immediately prior to such MSG Change of Control or going private transaction with respect to MSG you were an employee of the MSG Group, your entitlement to the Units shall be as follows:

Your Units shall vest at the earlier of (a) the date on which your Units would otherwise have vested had they continued in effect, (b) the date of your death, or (c) the date on which your employment with the MSG Group or the MSG Surviving Entity is terminated (i) by MSG, one of its Subsidiaries or the MSG Surviving Entity other than for Cause, (ii) by you for “good reason,” or (iii) by you for any reason at least six (6) months, but not more than nine (9) months after the effective date of the MSG Change of Control or going private transaction with respect to MSG.

3. As used herein,

“Acquisition price per share” shall mean the greater of (i) the highest price per share stated on the Schedule 13D or any amendment thereto filed by the holder of twenty percent (20%) or more of the Company’s voting power which gives rise to the MSG Spinco, Inc. Change of Control or going private transaction with respect to the Company, and (ii) the highest fair market value per share of common stock during the ninety-day period ending on the date of such MSG Spinco, Inc. Change of Control or going private transaction with respect to the Company.

“Cause” means your (i) commission of an act of fraud, embezzlement, misappropriation, willful misconduct, gross negligence or breach of fiduciary duty against your Employer, or (ii) commission of any act or omission that results in a conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any crime involving moral turpitude or any felony.

“Going private transaction” means a transaction involving the purchase of Company or MSG, as applicable, securities described in Rule 13e-3 to the Securities and Exchange Act of 1934.

“Good reason” means

a. without your express written consent any reduction in your base salary or target bonus opportunity, or any material impairment or material adverse change in your working conditions (as the same may from time to time have been improved or, with your written consent, otherwise altered, in each case, after the Distribution Date) at any time after or within ninety (90) days prior to the MSG Spinco, Inc. Change of Control or MSG Change of Control, as applicable, including, without limitation, any material reduction of your other compensation, executive perquisites or other employee benefits

(measured, where applicable, by level or participation or percentage of award under any plans of the Company or MSG, as applicable), or material impairment or material adverse change of your level of responsibility, authority, autonomy or title, or to your scope of duties;

b. any failure by your Employer to comply with any of the provisions of this Agreement, other than an insubstantial or inadvertent failure remedied by your Employer promptly after receipt of notice thereof given by you;

c. your Employer’s requiring you to be based at any office or location more than thirty-five (35) miles from your location immediately prior to such event except for travel reasonably required in the performance of your responsibilities; or

d. with respect to the Company only, any failure by the Company to obtain the assumption and agreement to perform this Agreement by a successor as contemplated by Paragraph 1.

“Merger price per share” shall mean, in the case of a merger, consolidation, sale, exchange or other disposition of assets that results in a MSG Spinco, Inc. Change of Control or going private transaction with respect to the Company (a “Merger”), the greater of (i) the fixed or formula price for the acquisition of shares of common stock occurring pursuant to the Merger, and (ii) the highest fair market value per share of common stock during the ninety-day period ending on the date of such MSG Spinco, Inc. Change of Control or going private transaction with respect to the Company. Any securities or property which are part or all of the consideration paid for shares of common stock pursuant to the Merger shall be valued in determining the merger price per share at the higher of (A) the valuation placed on such securities or property by the Company, person or other entity which is a party with the Company to the Merger, or (B) the valuation placed on such securities or property by the Committee.

“MSG Change of Control” means the acquisition, in a transaction or a series of related transactions, by any person or group, other than Charles F. Dolan or members of the immediate family of Charles F. Dolan or trusts for the benefit of Charles F. Dolan or his immediate family (or an entity or entities controlled by any of them) or any employee benefit plan sponsored or maintained by MSG, of the power to direct the management of MSG or substantially all its assets (as constituted immediately prior to such transaction or transactions).

“MSG Spinco, Inc. Change of Control” means the acquisition, in a transaction or a series of related transactions, by any person or group, other than Charles F. Dolan or members of the immediate family of Charles F. Dolan or trusts for the benefit of Charles F. Dolan or his immediate family (or an entity or entities controlled by any of them) or any employee benefit plan sponsored or maintained by the Company, of the power to direct the management of the Company or substantially all its assets (as constituted immediately prior to such transaction or transactions).

“MSG Spinco, Inc. Surviving Entity” means the entity that owns, directly or indirectly, after consummation of any transaction, substantially all of the Company’s assets (as constituted immediately prior to such transaction). If any such entity is at least majority-owned, directly or indirectly, by any entity (a “parent entity”) which has shares of common stock (or partnership units) traded on a national stock exchange or the over-the-counter market, as reported on the New York Stock Exchange or any other stock exchange, then such parent entity shall be deemed to be the MSG Spinco, Inc. Surviving Entity provided that if there shall be more than one such parent entity, the parent entity closest to ownership of the Company’s assets shall be deemed to be the MSG Spinco, Inc. Surviving Entity.

“MSG Surviving Entity” means the entity that owns, directly or indirectly, after consummation of any transaction, substantially all of MSG’s assets (as constituted immediately prior to such transaction). If any such entity is at least majority-owned, directly or indirectly, by any entity (a “parent entity”) which has shares of common stock (or partnership units) traded on a national stock exchange or the over-the-counter market, as reported on the New York Stock Exchange or any other stock exchange, then such parent entity shall be deemed to be the MSG Surviving Entity provided that it there shall be more than one such parent entity, the parent entity closest to ownership of MSG’s assets shall be deemed to be the MSG Surviving Entity.

“Offer price per share” shall mean, in the case of a tender offer or exchange offer which results in a MSG Spinco, Inc. Change of Control or going private transaction with respect to the Company (an “Offer”), the greater of (i) the highest price per share of common stock paid pursuant to the Offer, or (ii) the highest fair market value per share of common stock during the ninety-day period ending on the date of a MSG Spinco, Inc. Change of Control or going private transaction with respect to the Company. Any securities or property which are part or all of the consideration paid for shares of common stock in the Offer shall be valued in determining the Offer Price per Share at the higher of (A) the valuation placed on such securities or property by the Company, person or other entity making such offer or (B) the valuation placed on such securities or property by the Committee.